Exhibit 2.1

THIRD AMENDMENT TO

STOCK PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of this 29th day of May, 2009 by and among NewStar Financial, Inc., a Delaware corporation having its principal corporate offices in Boston, Massachusetts (the “Purchaser”), Southern Commerce Bank, National Association, a national bank with its main office in Tampa, Florida (the “Bank”), and Dickinson Financial Corporation, a Missouri corporation having its principal corporate offices in Kansas City, Missouri (the “Seller”). The Purchaser, Bank and Seller may be referred to herein as “Party” or “Parties,” as applicable.

WHEREAS, The Parties entered into that certain Stock Purchase and Sale Agreement as of January 5, 2009, that certain First Amendment to Stock Purchase and Sale Agreement as of February 25, 2009, and that certain Second Amendment to Stock Purchase and Sale Agreement as of April 29, 2009 (the Stock Purchase and Sale Agreement as amended, the “Agreement”); and

WHEREAS, the Parties desire to further amend certain terms and provisions contained in the Agreement.

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto hereby agree as follows:

1.	Section 7.1(b)(ii) is hereby amended by deleting the date “June 1, 2009” and replacing it with “July 31, 2009.”

2.	The Agreement is hereby ratified and all the terms and conditions of the Agreement remain in full force and effect as therein written, except as amended hereby.

3.	All defined terms that are not otherwise defined herein shall have the meanings given such terms in the Agreement. The captions of this Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Amendment, or the intent of any provision hereof.

4.	The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provision.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, other than conflicts of law provisions thereof.

6.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ TIMOTHY J. CONWAY
Name:	Timothy J. Conway
Title:	Chief Executive Officer

DICKINSON FINANCIAL CORPORATION

By:	/s/ PAUL HOLEWINSKI
Name:	Paul Holewinski
Title:	Senior Executive Vice President

SOUTHERN COMMERCE BANK, NATIONAL ASSOCIATION

By:	/s/ RICK L. SMALLEY
Name:	Rick L. Smalley
Title:	Chairman